Exhibit 23.5

                    November 22, 1996

                    CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-11109)and the related Prospectus of United Waste Systems, Inc. (the "Company"), for the registration of $137,800,000 principal amount of 4 1/2% Convertible Subordinated Notes issued by the Company and the shares of the Company's common stock that may be issued upon conversion of such Notes, of our report dated November 21, 1995 with respect to the combined financial statements of Carmel Marina Corporation and Affiliates as of December 31, 1994, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 filed with the Securities and Exchange Commission.

                         HANSON ROTTER GREEN